Exhibit 23.1

                          L.L. Bradford & Company, LLC
                  Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors
Green Plains Renewable Energy, Inc.

We consent to the use in this Registration Statement on Form S-3, of Green Plains Renewable Energy, Inc. of our report dated January 16, 2006, except for
Note 7 as to which the date is February 6, 2006, with respect to the balance sheet of Green Plains Renewable Energy, Inc. as of November 30, 2005, and related statements of operations, stockholders' equity, and cash flows for the year ended November 30, 2005 and for the periods from June 29, 2004 (Inception) through November 30, 2004 and 2005, included herein.

We also consent to the reference to our firm under the headings "Experts".

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
Las Vegas, Nevada
May 10, 2006